As filed with the Securities and Exchange Commission on March 29, 2023

No. 333-253115

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-253115

UNDER

THE SECURITIES ACT OF 1933

SIGNIFY HEALTH, INC.

(Exact name of registrant as specified in its charter)

Delaware	85-3481223
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4055 Valley View Lane, Suite 700 Dallas, Texas	75244
(Address of Principal Executive Offices)	(Zip Code)

SIGNIFY HEALTH, INC. 2021 LONG-TERM INCENTIVE PLAN

SIGNIFY HEALTH, INC. EMPLOYEE STOCK PURCHASE PLAN

SIGNIFY HEALTH, INC. AMENDED AND RESTATED 2012 EQUITY INCENTIVE PLAN

SIGNIFY HEALTH, INC. AMENDED AND RESTATED 2019 EQUITY INCENTIVE PLAN

CURE AGGREGATOR, LLC INCENTIVE UNIT AGREEMENTS

(Full title of the plans)

Kyle Armbrester

Chief Executive Officer

Signify Health, Inc.

4055 Valley View Lane, Suite 700

Dallas, Texas 75244

(Name and address of agent for service)

(855) 984-5121

(Telephone number, including area code, of agent for service)

With a copy to:

Andrew B. Barkan, Esq.

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004

(212) 859-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) relates to the Registration Statement on Form S-8 (Registration No. 333-253115) previously filed by Signify Health, Inc., a Delaware corporation (“Signify”), with the U.S. Securities and Exchange Commission on February 16, 2021 (the “Registration Statement”), covering:

•

15,683,798 shares of Class A common stock of Signify, par value $0.01 per share (“Class A Common Stock”), authorized for issuance under the Signify Health, Inc. 2021 Long-Term Incentive Plan (the “LTIP”);

•	872,500 shares of Class A Common Stock issuable upon the exercise of outstanding stock options issued under the LTIP;

•	4,730,371 shares of Class A Common Stock authorized for issuance under the Signify Health, Inc. Employee Stock Purchase Plan;

•	3,745,910 shares of Class A Common Stock issuable upon the exercise of outstanding stock options issued under the Signify Health, Inc. Amended and Restated 2019 Equity Incentive Plan;

•	2,484,074 shares of Class A Common Stock issuable upon the exercise of outstanding stock options issued under the Signify Health, Inc. Amended and Restated 2012 Equity Incentive Plan; and

•	13,469,591 shares of Class A Common Stock issuable under the Cure Aggregator, LLC Incentive Unit Agreements.

On March 29, 2023, pursuant to that certain Agreement and Plan of Merger, dated as of September 2, 2022 (the “Merger Agreement”), by and among Signify, CVS Pharmacy, Inc. (“Parent”), a Rhode Island corporation and a wholly owned subsidiary of CVS Health Corporation, and Noah Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Subsidiary”), Merger Subsidiary merged with and into Signify, with Signify surviving as a wholly owned subsidiary of Parent.

In connection with the consummation of the transactions contemplated by the Merger Agreement, Signify has terminated all offerings of its securities pursuant to the above-referenced Registration Statement. In accordance with the undertakings made by Signify in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that had been registered which remain unsold at the termination of the offering, Signify, by filing this Post-Effective Amendment, hereby terminates the effectiveness of the Registration Statement and removes from registration any and all securities registered but unsold under the Registration Statement as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on March 29, 2023.*

SIGNIFY HEALTH, INC.

/s/ Steve Senneff
Name: Steve Senneff
Title: President, Chief Financial and Administrative Officer

*	Pursuant to Rule 478 under the Securities Act no other person is required to sign this Post-Effective Amendment.